As filed with the United States Securities and Exchange Commission on February 7, 2011
Registration No. 333-168686
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-11
FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

SUMMIT HOTEL PROPERTIES, INC.
(Exact name of registrant as specified in governing instruments)

2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
(605) 361-9566
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Daniel P. Hansen
President and Chief Executive Officer
2701 South Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
(605) 361-9566
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David C. Wright, Esq. Edward W. Elmore, Jr., Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 Tel: (804) 788-8200 Fax: (804) 788-8218	James E. Showen, Esq. Kevin L. Vold, Esq. Hogan Lovells US LLP Columbia Square 555 13th Street NW Washington, DC 20004 Tel: (202) 637-5600 Fax: (202) 637-5910

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Summit Hotel Properties, Inc. has prepared this Amendment No. 5 to the Registration Statement on Form S-11 (File No. 333-168686) solely for the purpose of filing Exhibit 5.1 and an updated version of Exhibit 4.1. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect the filing of the exhibits referenced above).

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.	Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

SEC registration fee	$23,205
FINRA filing fee	33,045
NYSE listing fee	195,000
Printing and engraving fees	600,000
Legal fees and expenses	2,750,000
Accounting fees and expenses	1,500,000
Transfer agent and registrar fees	33,000
Director and officer liability insurance policy premium	250,000
Miscellaneous expenses	653,750

Total	$6,038,000

All expenses, except the SEC registration fee and FINRA filing fee, are estimated.

Item 32.	Sales to Special Parties.

On June 30, 2010, we issued 1,000 shares of common stock to our Executive Chairman, Mr. Boekelheide, in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. Upon completion of this offering, we will repurchase these shares from Mr. Boekelheide for $1,000.

Item 33.	Recent Sales of Unregistered Securities.

On June 30, 2010, we issued 1,000 shares of common stock to our Executive Chairman, Mr. Boekelheide, in connection with the formation and initial capitalization of our company for an aggregate purchase price of $1,000. These shares were issued in reliance on the exemption set forth in Section 4(2) of the Securities Act. Upon completion of this offering, we will repurchase these shares from Mr. Boekelheide for $1,000.

Concurrently with this offering, we will sell in a separate private placement to an affiliate of IHG up to $12.5 million in shares of our common stock (subject to a maximum investment of 4.9% of the total number of shares to be sold in this offering, excluding any shares sold pursuant to the underwriters’ over-allotment option) at a price per share equal to the IPO price per share less a 7.0% discount. The shares will be sold to an affiliate of IHG in reliance on the exemption set forth in Section 4(2) of the Securities Act.

In connection with the formation transactions, an aggregate of 106,008 OP units with an aggregate value of approximately $1.2 million, based on the mid-point of the initial public offering price range on the cover of the prospectus, will be issued to The Summit Group and an unaffiliated third party in connection with the contribution of the Class B and Class C membership interests in Summit of Scottsdale to our operating partnership. All such persons had a substantive, pre-existing relationship and entered into contribution agreements with our operating partnership prior to the filing of this registration statement with the SEC. The issuance of such shares and units will be effected in reliance upon exemptions from registration provided by Section 4(2) of the Securities Act.

Item 34.	Indemnification of Directors and Officers.

The MGCL permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officer to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that:

▪	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

▪	the director or officer actually received an improper personal benefit in money, property or services; or

▪	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, and then only for expenses. In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon its receipt of:

▪	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

▪	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of such a proceeding to:

▪	any present or former director or officer of our company who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity; or

▪	any individual who, while a director or officer of our company and at our request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made, or threatened to be made, a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any individual who served our predecessor in any of the capacities described above and to any employee or agent of our company or our predecessor.

Upon completion of this offering, we intend to enter into indemnification agreements with each of our directors and executive officer that would provide for indemnification to the maximum extent permitted by Maryland law.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 35.	Treatment of Proceeds from Stock Being Registered.

None.

Item 36.	Financial Statements and Exhibits.

(a)	Financial Statements.

See page F-1 for an index of the financial statements included in this Registration Statement on Form S-11.

(b)	Exhibits.

The list of exhibits following the signature page of this Registration Statement on Form S-11 is incorporated herein by reference.

Item 37.	Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 5 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sioux Falls, State of South Dakota on February 7, 2011.

SUMMIT HOTEL PROPERTIES, INC.

By:	/s/ Kerry W. Boekelheide
Kerry W. Boekelheide,
Executive Chairman

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kerry W. Boekelheide Kerry W. Boekelheide	Executive Chairman of the Board and Director	February 7, 2011

/s/ Daniel P. Hansen Daniel P. Hansen	President and Chief Executive Officer and Director (principal executive officer)	February 7, 2011

/s/ Stuart J. Becker Stuart J. Becker	Executive Vice President and Chief Financial Officer (principal financial officer)	February 7, 2011

/s/ JoLynn M. Sorum JoLynn M. Sorum	Vice President, Controller and Chief Accounting Officer (principal accounting officer)	February 7, 2011

EXHIBIT INDEX

Exhibit
Number		Exhibit Description

1	.1**	Form of Underwriting Agreement
3	.1**	Form of Articles of Amendment and Restatement of Summit Hotel Properties, Inc.
3	.2**	Form of Amended and Restated Bylaws of Summit Hotel Properties, Inc.
3	.3**	Form of First Amended and Restated Agreement of Limited Partnership of Summit Hotel OP, LP (supersedes Exhibit 3.3 previously filed as an exhibit to Pre-effective Amendment No. 1 to the Registration Statement filed by Summit Hotel Properties, Inc. on September 23, 2010 (File No. 333-168686))
4.1		Form of Common Stock Certificate (supersedes Exhibit 4.1 previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-168686) filed by Summit Hotel Properties, Inc. on September 23, 2010)
5.1		Opinion of Venable LLP regarding the validity of the securities being registered
8	.1**	Opinion of Hunton & Williams LLP regarding tax matters
10	.1**	Agreement and Plan of Merger, dated August 5, 2010, by and among Summit Hotel Properties, LLC and Summit Hotel OP, LP
10	.2(a)**	Contribution Agreement, dated August 5, 2010, by and between The Summit Group, Inc. and Summit Hotel OP, LP
10	.2(b)**	Contribution Agreement, dated August 5, 2010, by and between Summit Hotel OP, LP and Gary Tharaldson
10	.3**	Form of Hotel Management Agreement
10	.4**	Form of TRS Lease
10	.5**	Form of 2011 Equity Incentive Plan
10	.6**	Form of Option Award Agreement
10	.7**	Form of Employment Agreement between Summit Hotel Properties, Inc. and Kerry W. Boekelheide
10	.8**	Form of Employment Agreement between Summit Hotel Properties, Inc. and Daniel P. Hansen
10	.9**	Form of Employment Agreement between Summit Hotel Properties, Inc. and Craig J. Aniszewski
10	.10**	Form of Employment Agreement between Summit Hotel Properties, Inc. and Stuart J. Becker
10	.11**	Form of Employment Agreement between Summit Hotel Properties, Inc. and Ryan A. Bertucci
10	.12**	Form of Severance Agreement between Summit Hotel Properties, Inc. and Christopher R. Eng
10	.13**	Form of Severance Agreement between Summit Hotel Properties, Inc. and JoLynn M. Sorum
10	.14**	Form of Indemnification Agreement between Summit Hotel Properties, Inc. and each of its Executive Officers and Directors (replaces Exhibit 10.14 previously filed by the Registrant on Form S-11 on September 23, 2010 (File No. 333-168686))
10	.15**	Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated December 23, 2005
10	.16**	Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated June 15, 2006
10	.17**	First Modification of Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated April 24, 2007
10	.18**	Modification of Promissory Note and Loan Agreement between Summit Hotel Properties, LLC and ING Life Insurance and Annuity Company, dated November 28, 2007
10	.19**	Loan Agreement between Summit Hotel Properties, LLC and General Electric Capital Corporation, dated April 30, 2007, for a loan in the amount of $9,500,000
10	.20**	Loan Agreement between Summit Hotel Properties, LLC and General Electric Capital Corporation, dated August 15, 2007, for a loan in the amount of $11,300,000
10	.21**	Loan Modification Agreement between Summit Hotel Properties, LLC and General Electric Capital Corporation ($11,300,000 loan), dated December 2008
10	.22**	Loan Agreement between Summit Hospitality V, LLC and General Electric Capital Corporation, dated February 29, 2008, for a loan in the amount of $11,400,000
10	.23**	Loan Agreement between Summit Hotel Properties, LLC and Compass Bank, dated September 17, 2008, for a loan in the amount of $19,250,000
10	.24**	Form of Tax Protection Agreement
10	.25**	Stock Purchase Agreement, dated December 2, 2010, among Summit Hotel Properties, Inc., Summit Hotel OP, LP and Six Continents Limited
10	.26**	Sourcing Agreement, dated December 2, 2010, between InterContinental Hotels Group and Summit Hotel Properties, Inc.
10	.27**	Form of Transition Services Agreement between The Summit Group, Inc. and Summit Hotel OP, LP

Exhibit
Number		Exhibit Description

21	.1**	List of Subsidiaries of Summit Hotel Properties, Inc. (supersedes Exhibit 21.1 previously filed as an exhibit to Pre-Effective Amendment No. 1 to the Registration Statement on Form S-11 (File No. 333-168686) filed by Summit Hotel Properties, Inc. on September 23, 2010)
23	.1**	Consent of KPMG LLP
23	.2**	Consent of Eide Bailly LLP
23	.3**	Consent of Gordon, Hughes & Banks, LLP
23.4		Consent of Venable LLP (included in Exhibit 5.1)
23	.5**	Consent of Hunton & Williams LLP (included in Exhibit 8.1)
99	.1**	Consent of Bjorn R. L. Hanson to being named as a director
99	.2**	Consent of David S. Kay to being named as a director
99	.3**	Consent of Thomas W. Storey to being named as a director
99	.4**	Consent of Wayne W. Wielgus to being named as a director

*	To be filed by amendment.

**	Previously filed.